Exhibit 3.1

Amendment to the Bylaws of NewAge, Inc.

Effective January 6, 2022

(Amendment underlined):

Section 3.08 Special Meetings. Special meetings of the Board of Directors may be held at such times and at such places as may be determined by the Chief Executive Officer, Secretary or any Director on at least 48 hours’ notice to each director given by one of the means specified in Section 3.11 hereof other than by mail or on at least three days’ notice if given by mail. The notice need not state the purposes of the special meeting and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting. Special meetings of the Board of Directors may further be held at such times and at such places as may be determined by the Chair of the Board on less than 48 hours’ notice to each director given by one of the means specified in Section 3.11 hereof; provided, however, that a majority of the entire Board of Directors at such special meeting so convened vote to ratify the Chair of the Board’s notice of such special meeting.